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                                                                    EXHIBIT 10.1
                                                                   11/28/97 10-Q

                       RESIGNATION AND RELEASE AGREEMENT

         WHEREAS, David L. Erdmann (hereinafter "Mr. Erdmann") has worked for Outlook Group Corp. (hereinafter referred to as the "Company"), most recently as its Chairman of the Board and Chief Executive Officer; and

         WHEREAS, Mr. Erdmann and the Company mutually agree that it is in the best interest of both parties for Mr. Erdmann to resign his employment as of the date of this Agreement; and

         WHEREAS, Mr. Erdmann and the Company are parties to an Employment Agreement dated June 1, 1997 (the "Employment Agreement") and wish to terminate and supersede the Employment Agreement through this Resignation and Release Agreement, except as specifically noted herein; and

         WHEREAS, it is the desire of the parties in the interest of avoiding further proceedings with respect to their employment relationship to compromise and finally, fully and completely terminate that relationship in its entirety;

         NOW, THEREFORE, in consideration of the provisions of this Agreement, Mr. Erdmann and the Company do mutually agree and do hereby compromise and finally, fully and completely settle all of these matters as follows:

         1. Mr. Erdmann acknowledges that if he voluntarily resigns under the Employment Agreement he is entitled to no severance benefits, that the Company has certain rights under the Employment Agreement which it is willing to forego and/or modify, that the Company is willing to allow Mr. Erdmann to pursue the purchase of a portion of the Company's business as described in paragraph 2(D) below, and that there is therefore adequate consideration for the mutual promises under this Agreement.

         2. Upon the execution of this Agreement and its return to the Company in final form, the Company will agree to perform the following acts and/or provide Mr. Erdmann with the following payments and benefits:

         A) The Company will pay severance payments to Mr. Erdmann, pursuant to the Company's normal payroll schedule, equal to his bi-weekly salary (less required withholding), and will continue to provide him with employee health, life and disability insurance benefits (to the extent allowable under existing policies) on the same basis as if he were an active employee, for a period of one (1) year from the date of this Agreement. In the event there is a change of control of the Company within that one


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         (1) year period, Mr. Erdmann shall receive an additional one (1) year of bi-weekly severance payments and insurance benefits.

         B) None of these severance payments shall be taken into account as compensation under any Company welfare, pension, profit sharing plan or similar program that bases benefits in whole or in part on compensation received from the Company. Any insurance benefit provided hereunder to Mr. Erdmann shall cease if and when Mr. Erdmann becomes eligible for coverage as to that benefit, regardless of level, through a subsequent employer.

         C) Mr. Erdmann will be treated as an employee whose employment has ended due to resignation as of the date of this Agreement for purposes of any stock options he may have. Nothing herein shall be deemed a limitation to the exercise of options available and existing as of the date of this Agreement in accordance with their terms.

         D) Mr. Erdmann shall be allowed to pursue the purchase of the Company's Outlook Foods, Inc. subsidiary, or its assets and operations, on the same basis as any potential purchaser. In the event such purchase is consummated, it shall not be deemed a violation of paragraph 8 of the Employment Agreement for Mr. Erdmann to operate that business.

         E) Mr. Erdmann may pursue business opportunities in connection with offset heat-set web printing, including the organization, establishment and operation of such a business. The Company further acknowledges and agrees that the organization, establish an operation of such a business shall not, in and of itself, be deemed a violation of paragraph 8 of the Employment Agreement.

         F) Mr. Erdmann will be allowed to purchase for cash, within 30 days of the date of this Agreement, at book value, the automobile which the Company is currently providing to him.

         3. Mr. Erdmann acknowledges that he has resigned his employment with the Company or any subsidiary of the Company as of the date of this Agreement and has resigned all director positions or other offices he may hold with the Company or any subsidiary of the Company, with no right of reemployment or reappointment to such positions.

         4. Mr. Erdmann agrees and promises that none of the provisions of this Agreement shall be published, displayed, discussed, disclosed, or revealed in any way to anyone (other than Mr. Erdmann's immediate family, attorney and tax advisor, who shall similarly agree not to make any such further disclosure) by him under any circumstances other than those required by law. The Company and Mr. Erdmann shall prepare a "joint" news release in connection with the resignation.


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5.
A) Except for the covenants contained in this Agreement, to the extent permitted by law, Mr. Erdmann agrees never to sue, in any way complain of, or grieve against the Company, its parent corporations, or its or their affiliates or subsidiaries, or its or their past, current or future officers, directors, agents, and employees, and their predecessors, successors or assigns (hereinafter collectively referred to as the "Releasees") and he releases them from any and all claims, liabilities and obligations which he may now or in the future have against the Releasees in connection with or arising from the employment agreement, his employment, or occurring prior to the date of this Agreement, whether known or unknown. Mr. Erdmann releases the Releasees of and from any and all such claims whether brought by or on behalf of Mr. Erdmann, including, without limitation by enumeration, claims for back pay, front pay, personal injury, compensatory and punitive damages, injunctive and declaratory relief, attorneys' fees, and for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event.
This Release includes any and all suits, charges, liability and damages, in law or in equity (including, without limitation by enumeration, any complaints, claims and suits under the United States and Wisconsin Constitutions; 42 U.S.C. Sections 1981, 1981a, 1983, 1985, 1986 and 1988; Title VII of the Civil
Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq.; the Americans With Disabilities Act, 42 U.S.C. Section 12101 et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq.; the Federal Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq.; the Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C.
Section 1001 et seq.; Executive Order 11246; the Wisconsin Fair Employment Act, Wis. Stat. Section 111.31 et seq.; the Wisconsin Family and Medical Leave Act, Wis. Stat. Section 103.10; and any other law, ordinance or regulation prohibiting discrimination in employment or otherwise regulating the employment relationship). This Release includes any and all matters in connection with or based wholly or partially upon, without limitation by enumeration, acts of age or other discrimination, retaliation, suspension, discharge, promotion, transfer, harassment, libel, slander, interference with prospective business relationships, invasion of privacy, failure to interview, hire or appoint, terms and conditions of employment, breach of employment contract, wrongful discharge or constructive discharge allegedly committed against Mr. Erdmann by the Releasees, or in any way arising directly or indirectly out of Mr. Erdmann's employment with and resignation from the Company, up to and including the date Mr. Erdmann signs this Agreement, whether such claims are known or unknown at the time Mr. Erdmann signs this Agreement.

B) The Company hereby agrees that Mr. Erdmann shall continue to be indemnified to whatever extent he is currently entitled to be indemnified, by law or otherwise, in connection with his prior duties. The indemnity shall not extend to any matter as to which indemnification is not permitted under Wis. Stats. Section 180.0858(2).


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         6.      Mr. Erdmann agrees not to make disparaging remarks about any of the Releasees, or their products or practices (including, but not limited to, personnel practices) provided, however, that he may give non-malicious and truthful testimony about these matters if properly subpoenaed to do so. Except as provided herein, nothing herein shall be deemed a limitation on the exercise of Mr. Erdmann's rights or independent judgment as a shareholder of the Company.

         7. Mr. Erdmann agrees not to participate in, counsel, assist or cooperate with any investigation of or litigation against any of the Releasees, involving alleged discrimination against Mr. Erdmann or against any other person or persons, whether that investigation or litigation is conducted by any federal, state or local agency or any individual or otherwise, except that he may testify in such investigation or litigation to the extent required by law.

         8.      Mr. Erdmann and the Company each acknowledge that:

                 A. each has read the foregoing document, understands its contents and agrees to its terms and conditions freely and voluntarily;

                 B. each has had an opportunity, with their attorney, to negotiate various changes to this Agreement;

                 C. each has made an independent investigation of the facts and does not rely on any statements or representations by the other, its agents or representatives, in entering into this Agreement;

                 D. each has been advised to and has consulted with legal counsel before signing this Agreement;

                 E. each has had twenty-one (21) days from the date of receipt of this Agreement within which to consider it;

                 F. each understands and agrees that this Agreement includes a final general release and that, as stated in paragraph 5 of this Agreement, each can make no further claims against any of the Releasees for any matters having connection with the events covered therein; and

                 G. Mr. Erdmann may, within seven (7) calendar days following the date he executes this Agreement and returns it to the Company, cancel and terminate this Agreement by giving written notice of his intent to terminate to the Company and by returning to the Company any amounts specified in paragraph 2 of this Agreement, to the extent he has already received such payments, and this Agreement shall not become effective or enforceable until this seven-day period has expired. TIME IS OF THE ESSENCE WITH REGARD TO THIS SUBPARAGRAPH.



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         9.      Each party understands and agrees that any breach by either of them of any of the foregoing covenants shall entitle the non- breaching party to bring an action for failure to comply with the terms of this Agreement and, further, should the non-breaching party prevail in such action, it or he shall be entitled to recover its or his actual attorneys' fees and costs as part of such action. In addition, the parties agree that the remedy at law for breach of this Agreement shall be inadequate and that the prevailing party shall be entitled to injunctive relief and any other remedy or relief ordered by a court.

         10. Mr. Erdmann and the Company each acknowledge that this Agreement is a joint product and shall not be construed against either party on the grounds of sole authorship.

         11. Each party hereby authorizes and ratifies all that such party's attorneys may have done or may do in the effectuation of this Agreement.

         12. Neither the Company's signing of this Agreement nor any actions taken by the Company in compliance with the terms of this Agreement constitute an admission by the Company that it has unlawfully discriminated against or wrongfully discharged Mr. Erdmann, breached the Employment Agreement, or that it has violated any federal, state or local law, Executive Order or regulation.

         13. If any part of this Agreement is held to be illegal, unenforceable or void, then the balance of the Agreement shall nonetheless remain in full force and effect, except as provided below in this paragraph. Each party understands that the other would not have entered into this Agreement if paragraph 5 above were not enforceable as to all of his or its current and potential claims. In the event paragraphs 5(A) or 5(B) are not valid or enforceable, the party benefitting from that paragraph shall have the option to terminate this Agreement; provided, however, that such termination shall not affect the resignations referred to in Section 3. If the Company exercises such right, it shall be entitled to the return of all sums provided to Mr. Erdmann under paragraph 2 of this Agreement.

         14. This Agreement constitutes the complete understanding between the Company and Mr. Erdmann. No other promises or agreements shall be binding unless signed by these parties, and the Employment Agreement is hereby superseded and terminated, with the specific exception of paragraphs 8, 9 and 10, which shall remain in full force and effect except as modified or waived in this Agreement.

/s/ David L. Erdmann                            December 13, 1997
------------------------                        Date
David L. Erdmann

Outlook Group Corp.


By: /s/ James W. Buhl                           December 17, 1997
   ---------------------                        Date
  Its Authorized Representative


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